Exhibit 99.3

CRC Health Group, Inc.

Condensed Consolidated Financial Statements as of September 30, 2014 and

December 31, 2013 and for the nine months ended September 30, 2014 and 2013

CRC Health Group, Inc.

CRC HEALTH GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

(In thousands)

	September 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$21,112	$15,559
Accounts receivable, net	49,263	37,124
Prepaid expenses	5,770	4,393
Other current assets	2,368	1,980
Income taxes receivable	7,375	4,717
Current assets of discontinued operations and facilities held for sale	389	4,589

Total current assets	86,277	68,362
Property and equipment, net	128,851	126,467
Goodwill	559,613	519,103
Other intangible assets, net	266,639	251,699
Other assets, net	20,425	7,091

Total assets	$1,061,805	$972,722

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$5,841	$4,739
Accrued payroll and related expenses	22,777	18,427
Accrued interest	7,412	9,945
Accrued expenses	9,611	21,299
Current portion of long-term debt	4,709	538
Deferred revenue	5,713	5,183
Deferred income taxes	202	202
Other current liabilities	926	827
Current liabilities of discontinued operations and facilities held for sale	5,138	8,961

Total current liabilities	62,329	70,121

Long-term debt	874,669	770,749
Other long-term liabilities	11,419	11,597
Long-term liabilities of discontinued operations and facilities held for sale	13,658	16,067
Deferred income taxes	137,835	130,311

Total liabilities	1,099,910	998,845

Commitments and contingencies
Stockholders’ equity (deficit)	(38,105)	(26,123)

Total liabilities and stockholders’ equity (deficit)	$1,061,805	$972,722

See notes to condensed consolidated financial statements

CRC HEALTH GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(In thousands)

	Nine Months Ended September 30,
	2014	2013
Net client service revenues	$340,255	$309,449
Operating expenses:
Salaries and benefits	157,792	140,044
Facilities and other operating costs	99,917	96,128
Provision for doubtful accounts	5,718	5,674
Depreciation and amortization	15,352	14,363
Asset impairment	1,089	—

Total operating expenses	279,868	256,209

Operating income	60,387	53,240
Interest expense	(54,455)	(53,535)
Loss on debt extinguishment	(11,622)	—
Other income	—	744

Income (loss) from continuing operations before income taxes	(5,690)	449
Income tax expense	254	1,261

Loss from continuing operations, net of tax	(5,944)	(812)
Loss from discontinued operations, net of tax	(6,602)	(29,039)

Net loss	$(12,546)	$(29,851)

See notes to condensed consolidated financial statements

CRC HEALTH GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(In thousands)

	Nine Months Ended September 30,
	2014	2013
Net loss	$(12,546)	$(29,851)
Other comprehensive loss:
Net change in unrealized loss on cash flow hedges (net of tax benefit of $0 for both the nine months ended September 30, 2014 and 2013)	(163)	(1)

Comprehensive loss	$(12,709)	$(29,852)

See notes to condensed consolidated financial statements

CRC HEALTH GROUP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(In thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(12,546)	$(29,851)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	15,377	15,248
Accretion of non-cash interest on payment in kind loan	5,526	17,109
Amortization of debt discount and capitalized financing costs	3,899	4,242
Asset impairments	1,089	10,923
Loss on debt extinguishment	11,622	—
Loss on disposal of property and equipment	552	420
Loss on sale of discontinued operations	3,139	—
Provision for doubtful accounts	5,790	5,791
Stock-based compensation	1,944	(630)
Deferred income taxes	(1,049)	—
Changes in assets and liabilities:
Accounts receivable	(15,886)	(9,858)
Prepaid expenses	(1,193)	(1,142)
Income taxes receivable and payable	(2,645)	232
Accounts payable	(275)	628
Accrued liabilities	(12,409)	12,499
Other current assets	(297)	266
Other current liabilities	476	(1,503)
Other long-term assets	257	914
Other long-term liabilities	(1,793)	9,394

Net cash provided by operating activities	1,578	34,682

Cash flows from investing activities:
Additions of property and equipment	(11,344)	(16,595)
Proceeds from sale of property and equipment	75	36
Acquisition of business, net of cash acquired	(56,442)	(140)
Proceeds from sale of discontinued operations, net of cash disposed	1,064	—

Net cash used in investing activities	(66,647)	(16,699)

Cash flows from financing activities:
Borrowings of long-term debt	813,875	—
Repayment of long-term debt	(699,173)	(5,618)
Borrowings on revolving line of credit	15,000	15,000
Repayments on revolving line of credit	(34,000)	(33,000)
Capitalized financing costs	(23,595)	(217)
Repurchase of common stock	(1,419)	(286)
Proceeds from issuance of common stock	270	—
Other financing activities	(336)	—

Net cash provided by (used in) financing activities	70,622	(24,121)

Net increase (decrease) in cash and cash equivalents	5,553	(6,138)
Cash and cash equivalents—beginning of period	15,559	19,058

Cash and cash equivalents—end of period	$21,112	$12,920

See notes to condensed consolidated financial statements

CRC HEALTH GROUP, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. OVERVIEW AND BASIS OF PRESENTATION

Overview

CRC Health Group, Inc. (“the Company”) is headquartered in Cupertino, California, and through its wholly owned subsidiaries provides rehabilitation and treatment services related to substance abuse, addiction diseases and other behavioral disorders.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States of America for annual financial statements. The unaudited condensed balance sheet as of December 31, 2013 has been derived from our audited financial statements.

In the opinion of management, these unaudited condensed consolidated financial statements contain all adjustments, consisting of normal recurring and other adjustments (see Notes 3 and 9) , necessary to present fairly the financial position of the Company, its results of operations, and its cash flows. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto not included herein. The results of operations for the nine months ended September 30, 2014 and 2013 presented herein are not necessarily indicative of the results to be expected for the full fiscal year.

Principles of Consolidation—The Company’s condensed consolidated financial statements include the accounts of CRC Health Group Inc. and its consolidated subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates—Preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Reclassifications: Discontinued Operations—The condensed consolidated statements of operations have been reclassified for all periods presented to reflect the presentation of closed or sold facilities as discontinued operations (see Note 12). Unless noted otherwise, discussions in the notes to the condensed consolidated financial statements pertain to continuing operations.

NOTE 2. ACQUISITION OF HABIT HOLDINGS, INC.

On February 28, 2014, the Company acquired all of the issued and outstanding equity of Habit Holdings, Inc. (“Habit”) for a cash purchase price of $58.0 million. Habit consists of 20 comprehensive treatment centers and 2 mobile units in Massachusetts and several nearby states. To fund the cash purchase price, the Company utilized approximately $50.0 million of new term loans entered into at such time. In connection with the new term loan, the Company incurred and recorded $1.9 million of deferred financing costs and debt discounts, of which $0.5 million was paid to an affiliate of Bain Capital Partner LLC, the Company’s principal stockholder.

The following table summarizes the allocation of the purchase price to the fair value of the assets acquired and the liabilities assumed (in thousands):

Current assets	$4,065
Property and equipment	4,356
Goodwill	40,510
Intangible assets:
Trade name	6,890
Regulatory licenses	14,380
Unfavorable leases	(350)
Current liabilities	(3,277)
Deferred income taxes	(8,574)

Total net assets acquired	$58,000

The goodwill, trade name and regulatory licenses have indefinite useful lives. Approximately $13.6 million of the goodwill recognized in the acquisition is expected to be deductible for tax purposes.

The accompanying statement of operations for the nine months ended September 30, 2014 includes the results of operations of Habit for the period from March 1, 2014 to September 30, 2014. The Company incurred approximately $0.6 million of acquisition-related expenses which are included in facility and other operating costs in the Company’s condensed consolidated statements of operations for the nine months ended September 30, 2014.

NOTE 3. GOODWILL AND INTANGIBLE ASSETS

Changes to goodwill for the nine months ended September 30, 2014 are as follows (in thousands):

Balance as of January 1, 2014
Goodwill, gross	$750,025
Accumulated goodwill impairment	(230,922)

Total goodwill	519,103
Goodwill additions	40,510
Goodwill impairment	—
Balance as of September 30, 2014
Goodwill, gross	790,535
Accumulated goodwill impairment	(230,922)

Total goodwill	$559,613

Intangible Assets

Total intangible assets at September 30, 2014 and December 31, 2013 consist of the following (in thousands):

	September 30, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Referral network	$3,598	$(1,417)	$2,181	$5,368	$(1,912)	$3,456
Curriculum	529	(208)	321	794	(283)	511
Government contracts (including Medicaid)	34,967	(20,203)	14,764	34,967	(18,455)	16,512
Managed care contracts	14,400	(12,480)	1,920	14,400	(11,400)	3,000

Total intangible assets subject to amortization	$53,494	$(34,308)	$19,186	$55,529	$(32,050)	$23,479

Intangible assets not subject to amortization:
Trademarks and trade names			162,777			156,302
Certificates of need			41,955			42,784
Regulatory licenses			42,721			29,134

Total intangible assets not subject to amortization			247,453			228,220

Total intangible assets			$266,639			$251,699

For the nine months ended September 30, 2014, the Company recognized non-cash impairment charges of $0.3 million for trademarks and trade names and $0.8 million for certificates of need.

NOTE 4. LONG-TERM DEBT

Long-term debt as of September 30, 2014 and December 31, 2013 consists of the following (in thousands):

	September 30, 2014	December 31, 2013
Term debt—first lien, net of discount of $4,399	$468,226	$—
Term debt—second lien, net of discount of $5,600	294,400	—
Revolving line of credit	—	19,000
Term loans, net of discount of $1,748	—	382,056
Senior subordinated notes, net of discount of $550	—	176,746
Payment in kind loan, net of discount of $0 and $2,054 in 2013	116,752	193,485

Total debt	879,378	771,287
Less: current portion of long-term debt	(4,709)	(538)

Total long-term debt	$874,669	$770,749

March 28, 2014 Refinancing

On March 28, 2014, the Company completed a refinancing and repaid all of its outstanding indebtedness under its existing senior secured credit agreement (term loans and revolving line of credit) and its senior subordinated notes and entered into new long-term debt agreements (see description below). The refinancing transaction was accounted for as an extinguishment of the existing debt. As a result, the Company recorded a loss on debt extinguishment of $11.6 million, related to the write-off of deferred financing costs and unamortized discounts, in the nine months ended September 30, 2014.

As a result of the refinancing:

•	new borrowings of $775.0 million were entered into, comprised of $475.0 million of First Lien Term Loans and $300.0 million of Second Lien Term Loans,

•	existing term loans of $383.8 million were repaid in full,

•	existing senior subordinated notes of $177.3 million were repaid in full,

•	additional term loan entered into on February 28, 2014 for the purchase of Habit of $50.0 million (see Note 2) was repaid in full,

•	the then outstanding revolving line of credit of $34.0 million was repaid,

•	$84.3 million on the payment in kind loan was repaid,

•	accrued interest related to the existing debt obligations of $6.3 million was paid, and

•	debt issuance costs and discounts incurred totaled $31.3 million, including $7.8 million paid to an affiliate of Bain Capital Partners LLC, the Company’s principal stockholder.

First and Second Lien Credit Agreements

First Lien Term Loans—Under the First Lien Credit Agreement, the Company borrowed an aggregate principal amount of $475.0 million of new First Lien Term Loans that mature on March 28, 2021 (the “First Lien Term Loans”). The First Lien Term Loans were issued with an original issue discount of 1.00% or $4.75 million which is being amortized over the term of the First Lien Term Loans using the effective interest rate method.

Interest on these First Lien Term Loans is payable monthly or quarterly, depending on interest option selected, at: (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent (but not less than 1.00%), plus an applicable margin of 4.25%, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent, (y) the federal funds rate plus one-half of 1.00%, and (z) the LIBOR rate applicable to a one-month interest period plus 1.00% (but, in each case, not less than 2.00%), plus an applicable margin of 3.25%.

The First Lien Term Loans are payable in quarterly principal installments of 0.25% of the aggregate First Lien Term Loans on the last Business Day of each March, June, September and December, beginning on the last business day of June 2014, with the remainder due on the maturity date of March 28, 2021.

The First Lien Term Loans are subject to a 1.00% prepayment premium to the extent they are refinanced, or the terms thereof are amended, in either case, for the purpose of reducing the applicable yield with respect thereto, in each case prior to the first anniversary of the Refinancing.

The Company is required to apply a certain portion of its excess cash to the principal amount of the First Lien Term Loans on an annual basis, commencing with the year ending December 31, 2015. Excess cash under the Company’s First Lien Credit Agreement is defined as net income attributable to the Company adjusted for certain cash and non-cash items. Required payments, if any, are due in April of the subsequent year.

Second Lien Term Loans—On March 28, 2014, under the Second Lien Credit Agreement, the Company borrowed an aggregate principal amount of $300.0 million of new Second Lien Term Loans that mature on September 28, 2021 (the “Second Lien Term Loans”). The Second Lien Term Loans were issued with an original issue discount of 2.00% or $6.0 million which is being amortized over the term of the Second Lien Term Loans using the effective interest rate method.

Interest on these Second Lien Term Loans is payable monthly or quarterly, depending on interest option selected, at: (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent (but not less than 1.00%), plus an applicable margin of 8.00%, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent, (y) the federal funds rate plus one-half of 1.00%, and (z) the LIBOR rate applicable to a one-month interest period plus 1.00% (but, in each case, not less than 2.00%), plus an applicable margin of 7.00%.

The Second Lien Term Loans are subject to a 3.00% prepayment premium to the extent they are repaid prior to the first anniversary of the Refinancing, a 2.00% prepayment premium to the extent they are repaid on or after the first anniversary and prior to the second anniversary of the Refinancing, and a 1.00% prepayment premium to the extent they are repaid on or after the second anniversary and prior to the third anniversary of the Refinancing. The foregoing prepayment premiums shall also apply if the Second Lien Term Loans are amended for the purpose of reducing the applicable yield with respect thereto, in each case prior to the third anniversary of the Refinancing.

After repayment and termination of the loans under the First Lien Credit Agreement, the Company is required to apply a certain portion of its excess cash to the principal amount of the Second Lien Term Loans on an annual basis, commencing with the year ending December 31, 2015. Excess cash under the Company’s Second Lien Credit Agreement is defined as net income attributable to the Company adjusted for certain cash and non-cash items. Required payments, if any, are due in April of the subsequent year.

Revolving Line of Credit—At March 28, 2014, under the First Lien Credit Agreement, the Company had aggregate borrowing capacity for revolving credit commitments of $65.0 million which mature on March 28, 2019. Interest is payable monthly or quarterly, depending on interest option selected, at (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent, plus an applicable margin of 4.25%, 4.00% and 3.75%, based upon the Company’s first lien net leverage ratio being within certain defined ranges, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent, (y) the federal funds rate plus one-half of 1.00% and (z) the LIBOR rate applicable to a one-month interest period plus 1.00%, plus an applicable margin of 3.25%, 3.00% or 2.75%, based upon the Company’s first lien net leverage ratio being within certain defined ranges. Commitment fees are payable quarterly at a rate equal to 0.50% or 0.375%, based upon the Company’s first lien net leverage ratio being within certain defined ranges. As of September 30, 2014, the Company has not utilized the revolving line of credit.

The Company’s First Lien Term Loans, Second Lien Term Loans and Revolving Line of Credit are guaranteed by the Company’s Parent and substantially all of the Company’s current and future wholly-owned domestic subsidiaries, and secured by substantially all of their existing and future property and assets, and by a pledge of the Company’s capital stock and the capital stock of the Company’s domestic wholly-owned subsidiaries and up to 65% of the capital stock of first-tier foreign subsidiaries. The Company’s First Lien Term Loans, Second Lien Credit Agreement and Revolving Line of Credit require the Company to comply on a quarterly basis with certain financial and other covenants, including a maximum total net leverage ratio test. The Company was in compliance with the covenants as of September 30, 2014.

Payment in Kind Loan (“PIK” Loan)

As of September 30, 2014, the Company has a senior unsecured PIK loan to an affiliate of Bain Capital Partners, LLC of $116.8 million that matures on March 31, 2022. Interest is calculated at 12.00% until the maturity date. Accrued interest is added to the loan balance on April 1 and October 1 of each year. Approximately $7.2 million of accrued interest expense will be added to the principal balance on October 1, 2014.

Scheduled Principal Payments

At September 30, 2014, scheduled principal payments of total long-term debt, excluding the effects of the discount on the first and second lien, the PIK loan interest accretion and any annual excess cash payments that may be required are as follows (in thousands):

2014 (remaining 3 months)	$1,187
2015	4,750
2016	4,750
2017	4,750
2018	4,750
Thereafter	869,190

Total	$889,377

Interest Expense

The following table presents the components of interest expense (in thousands):

	Nine Months Ended September 30,
	2014	2013
Contractual interest on total debt	$50,973	$50,525
Amortization of debt discount and capitalized financing costs	3,738	3,549
Interest capitalized to property and equipment, net	(256)	(539)

Total interest expense	$54,455	$53,535

Capitalized Financing Costs

Costs to obtain the long-term debt were capitalized and amortized over the expected life of the debt instruments. Net capitalized financing costs are included in the Company’s Consolidated Balance Sheets in “other assets, net” and as of September 30, 2014 and December 31, 2013 were approximately $19.2 million and $6.6 million respectively. Amortization expense is included in the Company’s Consolidated Statements of Operations within interest expense as detailed above.

NOTE 5. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions and manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings. However, the Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges.

Cash Flow Hedges of Interest Rate Risk

The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps and caps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges generally involve payments of interest expense based on a fixed interest rate instead of the existing variable rate. Interest rate caps designated as cash flow hedges involve the receipt of variable amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium.

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. During 2014, such derivatives were used to hedge the variable cash flows associated with existing (or anticipated) variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the nine months ended September 30, 2014 the Company recorded $0 of hedge ineffectiveness in earnings.

Amounts reported in Accumulated Other Comprehensive Income related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the period September 30, 2014 to September 30, 2015 the Company estimates that an additional $44,000 will be reclassified as an increase to interest expense.

In March 2014, in connection with refinancing its term loans, the Company terminated its interest rate swap and paid approximately $92,000 to the counterparty to settle the swap (including accrued interest). At the time of termination, there was a loss of approximately $69,000 deferred in Other Comprehensive Income related to this swap which was reclassified to interest expense.

Effective June 30, 2014, the Company entered into an interest rate cap agreement, whereby it paid an upfront premium of $1.1 million to limit the maximum LIBOR interest rate to 3.00% on a notional debt amount of $625 million. The interest rate cap agreement expires on March 31, 2017.

The table below presents the effect of the Company’s derivative financial instruments on the Condensed Consolidated Statement of Operations (in thousands):

Derivatives Designated as Cash Flow Hedges For the Nine Months Ended September 30,	Amount of Loss Recognized in OCI on Derivative (Effective Portion)		Location of Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)		Location of Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Loss Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	2014	2013		2014	2013		2014	2013
Interest Rate Derivatives
Interest Rate Cap	$(269)	$—	Interest Expense	$—	$—	Other Income/Expense	$—	$—
Pay-Fixed Swap	(26)	(137)		(132)	(93)		—	(43)

Total	$(295)	$(137)		$(132)	$(93)		$—	$(43)

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. As of September 30, 2014, the fair value of derivatives in a net liability position, related to these agreements was $0. If the Company had breached any of these provisions as of September 30, 2014, it could have been required to settle its obligations under the agreements at their termination value of $0.

NOTE 6. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Derivative financial instruments

Currently, the Company uses interest rate caps to manage its interest rate risk. The fair value of interest rate cap was determined using the market standard methodology of discounting future cash receipts. Future cash receipts were based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves and volatilities.

In measuring fair value, the Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk. The Company also considered the impact of netting and any other applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. In conjunction with the FASB’s fair value measurement guidance, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of September 30, 2014, the Company assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and determined that the credit valuation adjustments are not significant. As a result, the Company determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of September 30, 2014, aggregated by the level in the fair value hierarchy within which those measurements fall as of September 30, 2014 and December 31, 2013 (in thousands):

	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Fair Value at As of
	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013	September 30, 2014	December 31, 2013
Assets
Derivative Financial Instruments	$0	$0	$741	$0	$0	$0	$741	$0

Liabilities
Derivative Financial Instruments	$0	$0	$0	$106	$0	$0	$0	$106

NOTE 7. COMMITMENTS AND CONTINGENCIES

Legal Matters—In a complaint initially filed on July 6, 2011, and amended on August 25, 2011, in Multnomah County Circuit Court in Oregon, 17 former students of Mount Bachelor Academy, a previously closed therapeutic boarding school operated by our subsidiary Mount Bachelor Education Center, Inc. (“MBA”) alleged claims for intentional and negligent infliction of emotional distress, battery, breach of contract and negligence arising out of their treatment in certain programs at MBA. Our subsidiaries, Aspen Education Group, Inc. (“Aspen”) and MBA, are among the defendants in this litigation. The plaintiffs sought a total of $26.0 million in relief. A second and third suit were filed in November 2011 and January 2013, respectively, in Multnomah County Circuit Court in Oregon by 14 former and 13 former students, respectively, also alleging abuse. Those plaintiffs sought a total of $23.0 million in relief in the second suit and a total of $19.5 million in relief in the third suit. CRC, Aspen and MBA are among the defendants in these two suits. In February 2014, approximately 15 additional students notified MBA of similar claims but had not filed a lawsuit. The above lawsuits and claims, along with an additional single-plaintiff lawsuit filed in September 2011 and claimant who threatened to file a lawsuit in May 2014, each of whom was represented by separate legal counsel, are collectively referred to as the MBA Claims. On May 10, 2012, Nautilus Insurance Corporation filed a complaint against CRC Health Group Inc. and certain related entities seeking declaratory relief in the federal district court in Portland, Oregon. The Complaint seeks a judicial determination as to whether the Nautilus general and healthcare professional liability insurance policies provide coverage for these suits against MBA and asks the court to enter judgment that the policies are null and void, or alternatively that the policies do not cover these specific lawsuits, and to declare that Nautilus has no duty to defend or indemnify MBA, Aspen or CRC. In the second and third quarter of 2014, the Company, or its applicable subsidiaries, settled the MBA Claims and the litigation with Nautilus Insurance Corporation within the amounts reserved.

In a complaint filed in August 2011, a suit against our New Life Lodge facility was brought by Kathy Mauk as administrator of the estate of Lindsey Poteet a/k/a Lindsey Richardson, deceased and on behalf of the wrongful death beneficiary of Lindsey Poteet a/k/a Lindsey Richardson, Arwen Richardson, vs. CRC Health Tennessee, Inc. dba New Life Lodge and CRC Health Group, Inc. dba New Life Lodge. The suit alleged negligence and medical malpractice resulting in wrongful death and sought a total $32.0 million in compensatory and punitive damages. This suit was settled at mediation in December 2013 within the amounts previously reserved.

In a complaint filed in December 2012, a suit against our New Life Lodge facility was brought by Charity Comage as administrator of the estate of and on behalf of Savon Kinney, deceased vs CRC Health Tennessee, Inc. dba New Life Lodge and CRC Health Group, Inc. dba New Life Lodge, American Behavioral Consultants, LLC and Holly Liter, APN. This suit alleges negligence and medical malpractice resulting in the wrongful death and seeking a total $14.5 million in compensatory and punitive damages. American Behavioral Consultants, LLC served as an independent contractor for New Life Lodge and Ms. Holly Liter was an employee of American Behavioral Consultants, LLC. In a complaint filed in June 2013, a suit against our New Life Lodge was brought by Penny Bryant, mother of Patrick Bryant, deceased, vs. CRC Health Tennessee, Inc. and Jonathan Butler, M.D. This suit was originally filed in 2011 and then dismissed without prejudice in October 2012 and was re-filed in June 2013. This suit alleges negligence resulting in the wrongful death of Patrick Bryant and seeks a total of $13.0 million in compensatory and punitive damages. We intend to defend vigorously these lawsuits. In consultation with counsel and based on our preliminary investigation into the facts alleged, we believe these cases are without merit. Although the Company believes the amounts reserved are adequate based on currently available information, the estimation process involves a considerable amount of judgment by management and the ultimate amounts could vary materially.

In 2013, our New Life Lodge facility responded to a civil investigative demand from the Office of the Attorney General of the State of Tennessee inquiring about possible false claims for payment related to services provided to TennCare recipients for the period 2006 to 2011. The United States Department of Justice participated in this investigation and has also requested information from New Life Lodge. While the Company disputes the validity of the allegations in this suit, in order to avoid the distraction of a protracted legal process, the Company agreed to settle this lawsuit joined by the State of Tennessee and the US Department of Justice related to the services provided in the past to TennCare patients who sought care at New Life Lodge between 2006 and 2011 for a total of $9.3 million all of which was expensed in the nine months ended September 30, 2013. This settlement amount was paid in April 2014.

In 2012, the U.S. Department of Justice / Drug Enforcement Administration, (“DEA”) issued subpoenas to six (6) clinics owned by the Company, requiring the Company to provide certain books, records and papers related to the practice by such clinics to accept and destroy surrendered medications. In May 2014, the Company received a Notice of Hearing for such clinics requesting an informal hearing at the offices of the DEA. The DEA / US Department of Justice allege that the Company failed to keep proper records regarding the return and destruction of surrendered medications and failed to properly execute certain record keeping forms. The Company participated in the hearing and as a result is currently negotiating a memorandum of agreement to resolve the administrative part of these alleged recordkeeping violations. The US Department of Justice has also made a civil penalty demand of $7 million in regard to the same alleged record keeping violations. We intend to defend vigorously these allegations. In consultation with counsel and based on our preliminary investigation into the facts alleged, the Company maintains that it has certain defenses to these allegations. Although the Company believes the amounts reserved are adequate based on currently available information, the estimation process involves a considerable amount of judgment by management and the ultimate amounts could vary materially.

We are involved in other litigation and regulatory investigations arising in the ordinary course of business. After consultation with legal counsel, management estimates that these matters will be resolved without material adverse effect on our future financial position or results from operations and cash flows, except as discussed above. As of September 30, 2014 and December 31, 2013, accruals for legal matters totaled $1.7 million and $12.4 million respectively, and were included in ‘accrued expenses’ in the Condensed Consolidated Balance Sheets.

NOTE 8. RELATED PARTY TRANSACTIONS

The Company maintains a management agreement with an affiliate of Bain Capital Partners, LLC to provide management services. The management agreement provides that an affiliate of Bain Capital Partners, LLC may receive fees in connection with certain financing and acquisition transactions.

Under the agreement, the Company incurred management fees of $1.8 million during both nine month periods ended September 30, 2014 and 2013. The management fee is included in facilities and other operating costs in the Company’s Consolidated Statements of Operations. Also under this agreement, the Company paid $8.3 million in connection with certain debt financing transactions during the nine months ended September 30, 2014. These fees were recorded as capitalized financing costs.

NOTE 9. STOCK-BASED COMPENSATION

For the nine months ended September 30, 2014 and 2013, the Company recognized stock-based compensation expense (income) of $1.9 million and ($0.6) million respectively, within salaries and benefits in the consolidated statements of operations.

During the nine months ended September 30, 2014, the results of operations include the reversal of previously recorded stock-based compensation of $0.6 million related to the forfeiture of certain performance based stock option awards. During the nine months ended September 30, 2013, the results of operations include the reversal of previously recorded stock-based compensation of $2.6 million based upon the determination that it was not probable of achieving the performance criteria and requisite service period for certain performance based stock option awards.

NOTE 10. INCOME TAXES

The Company calculates its income tax expense for interim periods by applying the full year’s estimated effective tax rate in its financial statements for interim periods (in thousands).

	Nine Months Ended September 30,
	2014	2013
Income (loss) from continuing operations before income taxes	$(5,690)	$449
Income tax expense (benefit) from continuing operations	254	1,261

The Company has a full valuation allowance against its deferred tax assets for federal income tax purposes and the tax expense for the nine months ended September 30, 2014 and 2013 represents state income taxes.

NOTE 11. RESTRUCTURING

In the nine months ended September 30, 2014, the Company paid employee severance of $0.6 million and recorded a lease termination liability in the amount of $0.3 million. As of September 30, 2014, the Company’s restructuring reserve of $17.2 million (of which $13.6 million is included in long-term liabilities of discontinued operations and facilities held-for-sale) consists primarily of future rental payments net of estimated sublease income. These cash payments are expected to continue through 2020 and are summarized in the following table (in thousands):

Total restructuring reserve at December 31, 2013	$19,212
Additional restructuring reserve	260
Expenses	987
Cash payments	(3,290)

Total restructuring reserve at September 30, 2014	$17,169

NOTE 12. DISCONTINUED OPERATIONS

During the nine months ended September 30, 2014, the Company classified two facilities as discontinued operations. One facility was closed in March 2014 and the Company recognized a loss of $0.6 million related to the closure. The other facility was sold in August 2014 and the Company recognized a loss of $2.2 million related to the sale.

The Company completed the sale of the Wellspring Camps and four Youth facilities in 2014. These operations had been classified as held for sale at December 31, 2013. The Company recorded a $0.9 million loss in the nine months ended September 30, 2014 related to these sales.

The results of operations for those facilities classified as discontinued operations are summarized below (in thousands).

	Nine Months Ended September 30,
	2014	2013
Net client service revenues	$7,489	$39,758
Operating expenses	11,563	69,389
Interest income	(2)	(6)

Loss before income taxes	(4,072)	(29,625)
(Gain) loss on disposal of discontinued operations	3,139	(522)
Income tax benefit	(609)	(64)

Loss from discontinued operations	$(6,602)	$(29,039)

NOTE 13. SUBSEQUENT EVENTS

The Company performed an evaluation of subsequent events from the balance sheet date of September 30, 2014 through January 27, 2015, the date the condensed consolidated financial statements were available to be issued and concluded that there are no additional events requiring recording or disclosure in the consolidated financial statements, except as described below.

On October 29, 2014, the Company entered into a definitive agreement to be acquired by Acadia Healthcare Company, Inc. (“Acadia”). Total consideration for the acquisition will be approximately $1.2 billion, consisting of up to approximately 6.3 million shares of Acadia’s common stock and the assumption of the Company’s debt. The transaction is expected to close in the first quarter of 2015, and is subject to regulatory review and other normal closing conditions.